REED'S, Inc.

May 5th, 2007

Thierry Foucaut
913 19th Street, Apt. #2
Santa Monica, CA 90403

Re: Job Offer: Chief Operating Officer

Dear Thierry:

Following our introductory discussions, we would like to finalize the offer for the position of Chief Operating Officer of Reed's Inc. (the "Company") at our Los Angeles Headquarters.

1- Title and Job Duties:

The Company will employ you as its Chief Operating Officer (C.O.O.). You will be assigned to work at Reed's Inc., located at 13000 South Spring Street, Los Angeles, CA.

You will report directly to the C.E.O. of Reed's, Inc., Mr. Christopher J. Reed. As C.O.O., you will collaborate with the C.E.O. to develop and implement plans for the operational infrastructure of systems, processes, and personnel to accommodate the rapid growth objectives of the organization.

Your duties will include, but will not be limited to, overseeing all aspects of the corporation's operations:

a- Physical plant and brewery, quality control, order fulfillment, human resources, and accounting/finance.

b- Provide day to day leadership that drives the company to achieve and surpass financial and operational objectives set by the C.E.O. and Board of Directors.

c- Share responsibility with the C.E.O. for strategic direction, high level priority setting and decision making.

d- Lead the corporation's operations and improve processes in the areas of purchasing, manufacturing, inventory planning, sales fulfillment and distribution.

e- Work together with the Controller to run the budgeting process and effectively manage all aspects of the corporation's financial operations.

You will be responsible for capital planning and expenditures and providing timely, accurate and complete records on the operating condition of the corporation to the C.E.O.

f- Motivate and lead a high performance team; attract, recruit and retain required members of the team; provide mentoring as a cornerstone to the development of managers and building management depth for the company.

g- Any other duties as may be assigned to you by the Company from time to time, consistent with your position as C.O.O.

2- Effective Date:

Your employment as C.O.O. will commence on Monday, May 7th, 2007.

3- Compensation:

As compensation for your services, you will be paid a gross monthly salary of $10,834.00, payable twice a month at the rate of $5,417.00 on the 15th and the last day of each month, less all legally required governmental income and payroll taxes.

The C.E.O. of the Company will conduct a yearly anniversary performance evaluation and will offer a salary and compensation revision at this time.

4- Initial Allocation of Shares: Approval by the Board

From the date of ~~employment~~, you will receive 50,000 stock options of the Company at the daily closing price, vesting over a 3 year period at the rate of 1/3 of the options each year.

5- Monthly Expense:

Reasonable monthly expenses will be reimbursed based on an expense report with receipts, once approved by the C.E.O. Your monthly expenses will be paid within 30 days of the submission date.

6- Benefits:

In addition to the compensation set forth above, you will be eligible for the following benefits:

a- Bonus Plan:

a.1 Cash bonus:
From the date of employment, you will be eligible to receive a pay-for-performance bonus based on the accomplishment of specific tasks and the implementation of initiatives that generate savings for the Company:

- $15,000 once a bottling line for large bottles with swing-top caps is made operational.
- 25% of the yearly dollar savings obtained by the Company by improving the Cost of Goods, reducing the production prices, streamlining the operations, etc...

This monetary bonus will be capped at $50,000. The monetary bonus will be evaluated and paid within 30 days of the implementation of the qualifying action.

a.2 Stock options bonus:

In addition, once the $50,000 cap has been reached, you will be eligible to receive a bonus of 25% of the yearly savings obtained by the Company under the form of stock options, with 1 option granted per every $2.50 of bonus. For example, if you generate $100,000 in yearly savings, you are entitled to a bonus based on $25,000 savings, and you will consequently receive 10,000 stock options. The strike price for options earned this way will be at the market price on the grant date, and will be given annually during the yearly performance evaluation.

a.3 Base Salary revision:

As soon as the Company registers two consecutive profitable quarters (not including stock-based compensation), i.e. a positive modified EBITDA, your base salary will be increased to $15,000.00 per month and you will receive 25,000 stock options at the daily closing price. At that time, your cash bonus described above in paragraph a.1 will be canceled and you will be eligible to receive only the Stock option bonus described above in paragraph a.2.

b- Title and Board Seat:

Based on the Company's performance and your own performance, you will be offered a seat on the Board of Directors and considered for the title of President.

c- Medical Benefits:

At the date of employment, you will be eligible for a Company Health Benefits plan (personal and family) that includes Medical, Dental, and Vision, based on the best plan currently offered at the Company.

d- 401(k) Plan:

At the date of employment, you will be eligible to participate in a Company 401(k) Plan, as soon as this plan is operational.

e- Vacation:

At the date of employment, you will be entitled to one (1) week paid vacation, plus one week paid personal days during your first year of employment. Thereafter, starting July

2008, you will be entitled to one (1) extra week of paid vacation. The scheduling of any vacation must be mutually agreed upon between you and the Company.

f- Other Paid Time Off:

You will also be eligible for other paid time off, such as sick leave and 5 paid national holidays.

7- Non-Disclosure of Business and Trade Secrets:

You agree that you will not at any time, whether during or after your employment with the Company, without prior written consent of the C.E.O., either directly or indirectly use, divulge or communicate to any person, firm or corporation, in any manner whatsoever, any confidential or proprietary information of any kind concerning any matters affecting or relating to the business of the Company, except to the extent such disclosure is required in the course of your employment with the Company. This includes, but is not limited to the names, contact persons, habits or practices of the Company's customers or vendors, the business, financial, and marketing strategies, forecasts, methods, techniques, practices and standards of the Company; software programs developed for use by the Company; financial and planning data, computer reports, compilations of business and financial data, sales information and other confidential business of the Company, its manner of operation, or other confidential data of any kind, nature or description that is not generally available to the public.

8- Non-Interference:

You understand that the Company has invested substantial time and effort in assembling its present staff and personnel. Accordingly, you agree that during your employment with the Company, you will not, directly or indirectly, either on your behalf or in concert with others, solicit or induce, or attempt to solicit or induce, any person who has been employed as an employee by the Company to leave his or her employment with or sever their employment with the Company in order to perform services of any kind for any other person, firm or corporation.

9- Notices:

Any notices to be given by either you or the Company to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested.

- Mailed notices shall be addressed to you at:
913 19th Street, Apt. #2, Santa Monica, CA 90403.

- Mailed notices shall be addressed to the Company as follows:

Reed's, Inc.
13000 South Spring Street
Los Angeles, CA 90061

10- Acceptance:

If this offer of employment is acceptable to you, please sign and date both original copies of this letter in the space provided below of each copy. Please retain one copy of the original for your records, and return the original to us.

Best regards,

Reed's, Inc.

6/2/07

Christopher J. Reed

Agreed: 05/07/07
Dated: ______

Thierry Foucaut